FHLBank Names New Chief Operating Officer and Chief Technology and Operations Officer

Following Kris Williams’ recent departure from FHLBank Pittsburgh’s leadership, we are pleased to announce the following executive team updates.

Effective today, David Paulson will serve as the Bank’s Chief Operating Officer. Mr. Paulson will retain the responsibilities of his former Chief Financial Officer role, which he assumed in 2013, and will gain oversight of the Bank’s business development and strategy function, and marketing and communications. Mr. Paulson originally joined the Bank in March 2010 as Director, Mortgage Finance and Balance Sheet Management, and has also served as the Bank’s Managing Director of Capital Markets.

Prior to joining the Bank, Mr. Paulson spent 14 years in various positions with National City Corporation, including Senior Vice President, Interest Rate Risk and Chief Investment Portfolio Manager. Prior to that, Mr. Paulson was a portfolio manager at Integra Financial Corporation. He earned a bachelor’s degree in finance and an MBA from Duquesne University.

Additionally, John Cassidy will serve as the Bank’s Chief Technology and Operations Officer, effective today. Mr. Cassidy will retain the responsibilities of his former Chief Information Officer role and gain oversight of the Bank’s member services and operations teams. Mr. Cassidy joined the Bank in 1999 and has managed all aspects of the Bank’s information technology (IT) and cybersecurity through several roles, including Director of Business Solutions and IT Director.

Prior to joining the Bank, Mr. Cassidy held IT leadership positions at DuPont, GMAC Mortgage and Electronic Data Systems. He earned a bachelor’s degree in computer science and has an MBA, with a focus on information technology, from the University of Pittsburgh’s Katz Graduate School of Business.

For more information about FHLBank Pittsburgh’s leadership team, please visit www.fhlb-pgh.com/leadership.